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                                                                    EXHIBIT 99.1

                                                     March 25, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Dear Sir or Madam:

The annual report on Form 10-K for the year ended December 31, 2001 (the "Report") of Motient Corporation (the "Issuer") with which this letter is being filed as an exhibit includes the Issuer's financial statements that were audited by Arthur Andersen LLP ("Andersen"). Andersen has been the Issuer's auditor since the Issuer's formation in 1988.

Andersen has represented to the Issuer that the audit with respect to the financial statements included in the Report was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audits, and availability of national office consultation to conduct the relevant portions of the audit.

                                    Very truly yours,

                                    MOTIENT CORPORATION

                                    By:     /s/ David H. Engvall
                                            -------------------
                                            Name:  David H. Engvall
                                            Title:  Vice President, General
                                                    Counsel and Secretary

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